Exhibit 3.5

Waren Intermediate (Luxembourg) S.à r.l.

Société à responsabilité limitée

Siège social:	L-2146 Luxembourg
63-65, rue de Meri

Constitution de société

du 23 décembre 2004 – numéro 2433/04

In the year two thousand and four, on the twenty-third day of December.

Before the undersigned Maitre Henri Hellinckx, notary residing in Mersch, Grand Duchy of Luxembourg.

There appeared:

Waren Holdings Company III, a limited company incorporated and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, registered with the Registrar of Companies under number EC 36215;

here represented by Mr Sebastian Kirsch, licencié en droit, residing in Luxembourg, by virtue of a proxy, given in Boston, Massachusetts, United States of America, on 22 December 2004.

The said proxy, initialed “ne varietur” by the appearing party and the notary, will remain annexed to the present deed to be filed at the same time with the registration authorities.

Such appearing party, acting in its hereabove stated capacity, has required the notary to enact the deed of incorporation of a private limited company (société à responsabilité limitée) which shall be as follows:

A. PURPOSE – DURATION – NAME – REGISTERED OFFICE

Art. 1 There is hereby established among the current owner of the shares created hereafter and all those who may become shareholders in future, a private limited company (société à responsabilité limitée) (the “Company”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended, as well as by the present articles of incorporation.

Art. 2 The purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, control and development of its portfolio.

The Company may further guarantee, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company.

The Company may carry out any commercial, industrial or financial activities which it may deem useful in accomplishment of its purpose.

Art. 3 The Company is incorporated for an unlimited period.

Art. 4 The Company will assume the name of “Waren Intermediate (Luxembourg) S. à r. l.”.

Art. 5 The registered office of the Company is established in Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of a general meeting of its shareholders. Branches or other offices may be established either in Luxembourg or abroad.

B. SHARE CAPITAL – SHARES

Art. 6 The Company’s share capital is set at twelve thousand five hundred Euro (EUR 12.500,-) represented by two hundred fifty (250) shares with a par value of fifty Euro (EUR 50,-) each.

Each share is entitled to one vote at ordinary and extraordinary general meetings.

Art. 7 The share capital may be modified at any time by approval of a majority of shareholders representing three quarters of the share capital at least. The shares to subscribe shall be offered preferably to the existing shareholders, in proportion to the share in the capital represented by their shares.

Art. 8 The Company will recognize only one holder per share. The joint co-owners shall appoint a single representative who shall represent them towards the Company.

Art. 9 The Company’s shares are freely transferable among shareholders. Inter vivos, they may only be transferred to new shareholders subject to the approval of such transfer given by the other shareholders in a general meeting, at a majority of three quarters of the share capital.

Art. 10 The bankruptcy or insolvency of one of the shareholders will not cause the dissolution of the Company.

Art. 11 Neither creditors nor assigns may for any reason affix seals on assets or documents of the Company.

C. MANAGEMENT

Art. 12 The Company is managed by one or several managers, which do not need to be shareholders.

The manager(s) is (are) appointed by the general meeting of shareholders which sets the term of their office. The managers may be dismissed freely at any time, without there having to exist any legitimate reason (“cause légitime”).

In case of several managers, the Company will be bound in all circumstances by the sole signature of one manager or the signature of any person to whom such signatory power shall be delegated by the board of managers.

The board of managers may grant special powers by authentic proxy or power of attorney by private instrument.

Art. 13 The board of managers shall choose from among its members a chairman, and may choose from among its members a vice-chairman. It may also choose a secretary, who need not be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers.

In dealing with third parties, the sole manager or, if there is more than one, the board of managers has extensive powers to act in the name of the Company in all circumstances and to authorise all acts and operations consistent with the Company’s purpose.

The board of managers shall meet upon call by the chairman, or two managers, at the place indicated in the notice of meeting. The chairman shall preside at all meeting of the board of managers, but in his absence, the board of managers may appoint another manager as chairman pro tempore by vote of the majority present at any such meeting.

Written notice of any meeting of the board of managers must be given to the managers twenty-four hours at least in advance of the date proposed for the meeting, except in case of emergency, in which case the nature and the motives of the emergency shall be mentioned in the notice. This notice may be omitted in case of assent of each manager in writing, by cable, telegram, telex or facsimile, or any other similar means of communication. A special convocation will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by cable, telegram, telex or facsimile another manager as his proxy. A manager may represent more than one of his colleagues.

Any manager may participate in any meeting of the board of managers by conference-call, videoconference or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting. The board of managers can deliberate or act validly only if at least a majority of the managers is present or represented at a meeting of the board of managers. Decisions shall be taken by a majority of votes of the managers present or represented at such meeting.

The board of managers may, unanimously, pass resolutions by circular means when expressing its approval in writing, by cable, telegram, telex or facsimile, or any other similar means of communication, to be confirmed in writing. The entirety will form the minutes giving evidence of the resolution.

Art. 14 The minutes of any meeting of the board of managers shall be signed by the chairman or, in his absence, by the vice-chairman, or by one manager. Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman, or by one manager.

Art. 15 The death or resignation of a manager, for any reason whatsoever, shall not cause the dissolution of the Company.

Art. 16 The manager(s) do not assume, by reason of its/their position, any personal liability in relation to commitments regularly made by them in the name of the Company. They are authorised agents only and are therefore merely responsible for the execution of their mandate.

D. DECISIONS OF THE SOLE SHAREHOLDER –

COLLECTIVE DECISIONS OF THE SHAREHOLDERS

Art. 17 Each shareholder may participate in the collective decisions irrespective of the numbers of shares which he owns. Each shareholder is entitled to as many votes as he holds or represents shares.

Art. 18 Collective decisions are only validly taken in so far they are adopted by shareholders owning more than half of the share capital.

The amendment of the articles of incorporation requires the approval of a majority of shareholders representing three quarters of the share capital at least.

Art. 19 The sole shareholder exercises the powers granted to the general meeting of shareholders under the provisions of section XII of the law of 10 August 1915 concerning commercial companies, as amended.

E. FINANCIAL YEAR – ANNUAL ACCOUNTS –

DISTRIBUTION OF PROFITS

Art. 20 The Company’s financial year commences on the first of January and ends on the thirty-first of December of each year.

Art. 21 When it results from interim accounts established by the manager(s) during or at the end of the accounting year, as audited by the statutory auditor(s), if any, that the Company, since the closure of the previous fiscal year, and after deduction of necessary provisions, amortizations, losses carried forward, and the amounts necessary to fund the various reserve accounts as required by law or by these by-laws, but increased by carried-forward profits and distributable reserves, has realized a profit, said profit may be distributed to the shareholder(s) by decision of the manager(s), in the form of interim dividends prior to the approval of the annual accounts for the current fiscal year by the shareholder(s), subject to applicable legal restrictions, if any.

The manager(s) shall determine the modalities of payment of dividends in cash.

The shareholder(s) may opt, under all applicable legal requirements, for the payment of any portion of the dividends or interim-dividends in shares rather than in cash or give the option to each shareholder between the two mode of payments.

No re-payment of dividends may be requested from a shareholder unless that distribution has been carried-out in violation of applicable legal requirements and provided that the Company succeeds in establishing that the beneficiary(ies) knew or should have known this fact, based on all applicable circumstances.]

F. DISSOLUTION – LIQUIDATION

Art. 22 In the event of a dissolution of the Company, the Company shall be liquidated by one or more liquidators, which do not need to be shareholders, and which are appointed by the general meeting of shareholders which will determine their powers and fees. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders proportionally to the shares of the Company held by them.

Art. 23 All matters not governed by these articles of incorporation shall be determined in accordance with the law of 10 August 1915 on commercial companies and amendments thereto.

SUBSCRIPTION AND PAYMENT

All the two hundred fifty (250) shares have been subscribed by Waren Holdings Company III, Limited, pre-named.

The shares so subscribed are fully paid by:

(i) a cash contribution of twelve thousand five hundred Euro (EUR 12.500,-), so that the amount of twelve thousand five hundred Euro (EUR 12.500,-) is as of now available to the Company, as it has been proven to the undersigned notary.

(ii) a contribution in kind of one hundred (100) shares of Waren Intermediate Company, Inc., a Delaware corporation, representing 100% of its share capital of an aggregate of USD 1,- (one U.S. dollars) (i.e. EUR 0.74 (seventy-four cents)).

The twelve thousand five hundred Euro (EUR 12.500,-) are allocated to the share capital of the Company and the USD 1,- (i.e. EUR 0.74) are allocated to the share premium of the Company.

TRANSITIONAL DISPOSITIONS

The first financial year shall begin today and shall terminate on 31 December 2005.

EXPENSES

The expenses, costs, remunerations or charges in any form whatsoever which shall be borne by the Company as a result of its incorporation are estimated at approximately EUR 1.500.-.

RESOLUTIONS OF THE SOLE SHAREHOLDER

Immediately after the incorporation, the sole shareholder, representing the entirety of the subscribed capital, takes the following resolutions:

1.	The registered office of the Company shall be at 63-65 Rue de Meri, L-214_ Luxembourg.

2.	The following persons are appointed managers of the Company, for an indefinite period of time:

1)	Mr. John Connaughton, managing director, Bain Capital Partners, born on August 16, 1965, in Milwaukee, Wisconsin, United States of America with business address at 111 Huntington Avenue, 35th Floor, Boston, MA 02199, United States of America;

2)	Mr. David Burgstahler, managing director, DLJ Merchant Banking Partners, born on August 25, 1968, in Lawrence, Kansas, United States of America, having his business address at Eleven Madison Ave, 16th Floor, New York, NY 10010, United States of America;

3)	Mr. Stephen Murray, Partner, J.P. Morgan Partners, born on August 2, 1962 in Brooklyn, New York, United States of America, having his business address at 1221 Avenue of the Americas, 39th Floor, New York, NY 10020, United States of America; and

4)	Mr. Todd Abbrecht, managing director, Thomas H. Lee Partners, born on September 24, 1968, in Royal Oak, Michigan, United States of America, having his business address at 100 Federal Street, 35th Floor, Boston, MA 02110, United States of America.

Whereof the present notarial deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The undersigned notary who understands and speaks English, states herewith that on the request of the above appearing person, the present deed is worded in English, followed by a French translation; on the request of the same appearing person, the English version will prevail in case of differences between the English and French text.

The document having been read to the person appearing, known to the notary by his name, first name, civil status and residence, the said person appearing signed together with the notary the present deed.

Suit la traduction en français du texte qui précède :

L’an deux mille quatre, le vingt trols décembre.

Par-devant Maitre Henri Hellinckx, notaire de résidence à Mersch, Grand-Duché de Luxembourg.

A comparu:

Waren Holdings Company III, une société constituée et régie par les lois des Bermudes, ayant son siége social à Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermudes, enregistrée au Registre Commercial des Bermudes sous le numéro EC 36215;

ici représentée par Monsieur Sebastian Kirsch, licencié en droit, demeurant à Luxembourg, en vertu d’une procuration sous seing privé donnée à Boston, Massachusetts, Etats-Unis d’Amërique, le 22 décembre 2004.

La procuration signée “ne varietur” par le comparant et par le notaire soussigné restera annexée au présent acte pour être soumise avec lui aux formalités de l’enregistrement.

Lequel comparant, représenté comme dit oi-avant, a requis le notaire instrumentant de dresser acte d’une société à responsabilité limitée dont il a arrëté les statuts comme suit:

A. OBJET-DUREE-DENOMINATION-SIEGE

Art. 1 II est formé par les présentes entre le propriétaire actuel des parts ciaprès créées et tous ceux qui pourront le devenir par la suite, une société à responsabilité limitée (la “Société”) qui sera régie par la loi du 10 août 1915 concernant les sociétés commerciales telle que modifiée, ainsi que par les présents statuts.

Art. 2 La Société a pour objet la prise de participations, sous queique forme que ce soit, dans des sociétés luxembourgeoises ou étrangères et toutes autres formes de placements, I’acquisition par achat, souscription ou de toute autre manière ainsi que l’aliénation par la vente, l’échange ou de toute autre manière de valeurs mobilières de toutes espèces et la gestion, le contròle et la mise en valeur de ces participations.

La Société peut également garantir, accorder des prêts à ou assister autrement les sociétés dans lesquelles elle détient une participation directe ou indirecte ou les sociétés qui font partie du même groupe de sociétés que la Société.

La Société pourra exercer toutes activités de nature commerciale, industrielle ou financière estimées utiles pour l’accompilssement de son objet.

Art. 3 La Société est constituée pour une durée indéterminée.

Art. 4 La Société prend la dénomination de “Waren Intermediate (Luxembourg) S.à r. l..”

Art. 5 Le siège social est étabil à Luxembourg. It peut être transféré en toute autre localité du Grand -Duché en vertu d’une décision de l’assemblée générale des associés. La Société peut ouvir des agences ou succursales dans toutes autres localités du pays ou dans tous autres pays.

B. CAPITAL SOCIAL-PARTS SOCIALES

Art. 6 Le capital social est fixé à la somme de douze mille cinq cents euros (EUR 12.500,-) représentée par deux cent cinquante (250) parts sociales, d’une valeur nominale de cinquante euros (EUR 50,-) chacune.

Chaque part sociale donne droit à une voix dans les déllbérations des assemblées génèrales ordinaires et extraordinaires.

Art. 7 Le capital social pourra, à tout moment, être modiflé moyennant accord de la majorité des associés représentant au moins les trois quarts du capital social. Les parts sociales à souscrire seront offertes par préférence aux associés existants, proportionnellement à la partie du capital qui représents leurs parts sociales.

Art. 8 Les parts sociales sont indivisibles à l’ègard de la Société qui ne reconnait qu’un seul propriétaire pour chacune d’elles. Les copropriétaires indivis de parts sociales sont tenus de se faire représenter auprés de la Société par une seule et même personne.

Art. 9 Les parts sociales sont librement cessibles entre associés. Les parts sociales ne peuvent ètre cèdées entre vifs à des non-associés qu’avec l’agrément donné en assemblée générale des associés représentant au moins les trois quarts du capital social.

Art. 10 La faillite ou la déconfiture de l’un des associés ne met pas fin à la Société.

Art. 11 Les oréanciers ou ayants-droit ne pourront, pour que_que motif que oe soit, apposer des scellés sur les biens et documents de la Société.

C. GERANCE

Art. 12 La Société est gérée par un ou plusieurs gérants, qui n’ont pas besoin d’étre associés.

Le(s) gérant(s) est/sont nommé(s) par l’assemblée générale des associés laquelle fixera la durée de leur mandat Les gérants sont librement et à tout moment révocables, sans qu’il soit nécessaire qu’une cause légitime existe.

En cas de plusieurs gérants, la Société est engagée en toutes circonstances par la seule signature d’un gérant ou la seule signature de toute personne à laquelle pareils pouvoirs de signature auront été délégués par le conseil de gérance.

Le conseil de gérance peut également conférer tous mandats spéclaux par procuration authentique ou sous seing privé.

Art. 13 Le conseil de gérance choisira parmi ses membres un président et pourra choisir parmi ses membres un vice-président. II pourra également choisir un secrétaire qui n’a pas besoin d’être gerant et qui sera en charge de la tenue des procès-verbaux des réunions du conseil de gérance.

Vis-à-vis des tiers, le conseil de gérance a les pouvoirs les plus étendus pour agir au nom de la Société en toutes circonstances et pour faire autoriser tous les actes et opérations relatifs à son objet

Le conseil de gérance se réunira sur convocation du président ou de deux gérants au lieu indiqué dans l’avis de convocation. Le président présidera toutes les réunions du conseil de gérance; en son absence le conseil de gérance pourra désigner à la majorité des personnes présentes à cette réunion un autre gérant pour assumer la présidence pro tempore de ces réunions.

Avis écrit de toute réunion du conseil de gérance sera donné à tous les gérants au moins vingt-quatre heures avant la date prévue pour la réunion, sauf s’il y a urgence, auquel cas la nature et les motifs de cette urgence seront mentionnés dans l’avis de convocation. il pourra être passé outre à cette convocation à la suite de l’assentiment de chaque gérant par écrit ou par câble, télégramme, télex, télécopieur ou tout autre moyen de communication similaire. Une convocation spéciale ne sera pas requise pour une réunion du conseil de gérance se tenant à une heure et un endroit déterminés dans une résolution préalablement adoptée par le conseil de gérance.

Tout gérant pourra se faire représenter à toute réunion du conseil de gérance en désignant par écrit ou par càble, télégramme, télex ou télécopie un autre gérant comme son mandataire. Un gérant peut présenter plusieurs de ses collégues. Tout gérant peut participer à une réunion du conseil de gérance par conférence téléphonique, par visloconférence ou par d’autres moyens de communication similaires où toutes les personnes prenant part à cette réunion peuvent s’entendre les unes les autres. La participation à une réunion par ces moyens équivaut à une présence en personne à une telle réunion. Le conseil de gérance ne pourra délibérer ou agir valablement que si la majorité au moins des gérants est présente ou représentée à la réunion du conseil de gérance. Les décisions sont prises à la majorité des voix des gérants présents ou représentés à cette réunion.

Le consell de gérance pourra, à l’unanimité, prendre des résolutions par vole circulaire en exprimant son approbation au moyen d’un ou de plusieurs écrits ou par càble, télégramme, télex, télécopieur ou tout autre moyen de communication similaire, à confirmer par écrit, le tout ensemble constituant le procés-verbal faisant preuve de la décision intervenue.

Art. 14 Les procés-verbaux de toutes les réunions du consell de gérance seront signés par le président ou, en son absence, par le vice-président, ou par un gérant. Les copies ou extraits des procès-verbaux destinés à servir en justice ou ailleurs seront signés par le président ou par un gérant.

Art. 15 Le décès d’un gérant ou sa démission, pour queique motif que ce solt, n’entraine pas la dissolution de la Société.

Art. 16 Le ou les gérant(s) ne contractent, à raison de leur fonction, aucune obligation personnelle relativement aux engagements réguliérement pris par eux au nom de la Société. Simples mandataires, lls ne sont responsables que de l’exécution de leur mandat.

D. DECISIONS DE L’ASSOCIE UNIQUE -

DECISIONS COLLECTIVES DES ASSOCIES

Art. 17 Chaque associé peut participer aux décisions collectives quel que soit le nombre de parts qui lui appartient. Chaque associé a un nombre de voix égal au nombre de parts qu’il posséde ou représente.

Art. 18 Les décisions collectives ne sont vaiablement prises que pour autant qu’elles ont été adoptées par des associés représentant plus de la moitié du capital social.

Les statuts ne peuvent étre modifiés que moyennant décision de la majorité des associés représentant les trois quarts du capital social.

Art. 19 L’associé unique exerce les pouvoirs dévolus á l’assemblée des associés par les dispositions de la section XII de la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée.

E. ANNEE SOCIALE - BILAN - REPARTITION

Art. 20 L’année sociale commence le premier janvier et se termine le trente et un décembre de chaque année.

Art. 21 Chaque année, au trente juin, les comptes sont arrétés et le ou les gérant(s) font en sorte qu’un inventaire comprenant l’indication des valeurs actives et passives de la Société soit dressé. Tout associé peut prendre communication au siège social de l’inventaire et du bilan.

Art. 22 Sur le bénéfice net, il est prélevé 5% (cinq pour cent) pour la constitution d’un fonds de réserve jusqu’à ce que celui-ci atteigne 10% (dix pour cent) du capital social. Le solde est à la libre disposition de l’assemblée générale.

Art. 23 Lorsqu’un bilan intermédiaire établi par le ou les gérants au cours ou à la fin de l’exercice, certifié par un commissaire aux comptes le cas échéant, fait apparaitre que la Société, depuis la clôture de l’exercice précédent, aprés constitution des amortissements et provisions nécessaires et déduction faite s’il y a lieu des pertes antérieures ainsi que des sommes à porter aux différents comptes de réserve, en application de la loi ou des statuts et augmenté des bénéfices reportés et des réserves distribuables, a réalisé un bénéfice, il peut _tre distribué à/aux (l’)associé(s) sur décision du ou des gérants, des acomptes sur dividende avant l’approbation des comptes de l’exercice par l’(les) associé(s) dans les limites légales, le cas échéant.

Les modalités de mise en paiement des dividendes en numéraire sont fixées par décision du ou des gérants.

Les associés ou l’associé unique, en conformité avec toutes les dispositions légales applicables, peuvent/peut opter pour un palement ou accorder une option entre le paiement, de tout ou partie du dividende ou des acomptes sur dividendes en numéraire ou en parts sociales.

Aucune répétition de dividendes ne peut être exigée d’un associé sauf lorsque la distribution a été effectuée en violation des dispositions légales et pour autant que la Société établisse que le ou les bénéficiaires avaient connaissance du caractére irrégulier de cette distribution ne pouvaient l’ignorer compte tenu des circonstances.

F. DISSOLUTION - LIQUIDATION

Art. 24 En cas de dissolution de la Société, la liquidation sera faite par le ou les gérant(s) en fonction, ou par un ou plusieurs liquidateur(s), associé(s) ou non, nommé(s) par l’assemblée des associés qui fixera leurs pouvoirs et leurs émoluments. Le ou les liquidateur(s) auront les pouvoirs les plus étendus pour la réalisation de l’actif et le paiement du passif.

L’actif, après déduction du passif, sera partagé entre les associés en proportion des parts sociales détenues dans la Société.

Art. 25 Pour tout ce qui n’est pas réglé par les présents statuts, les associés s’en réfèrent aux dispositions de la _oi du 10 ao_t 1915 telle qu’elle a été modifiée.

SOUSCRIPTION ET LIBERATION

Toutes les deux cent cinquante (250) parts sociales ont été souscrites par Waren Holdings Company III, Limited, pré-nommée.

Les parts sociales ainsi souscrites ont été enti_rement libérées par:

(i) un apport en espéces de douze mille cinq cents euros (EUR 12.500,-), de sorte que la somme de douze mille cinq cents euros (EUR 12.500,-), est dès maintenant à la disposition de la Société, ce dont a été justifié au notaire soussigné.

(ii) un apport en nature consistant en cent actions de Waren Intermediate Company, Inc., a Delaware corporation, représentant 100% de son capital social pour un montant de USD 1,- (un U.S. dollar (EUR 0,74 (soixante-quatorze cents).

Les douze mille cinq cents euros (EUR 12.500,-) sont alloués au capital social de la Société et les USD 1,- (i.e. EUR 0,74) sont alloués à la prime d’émission de la Société.

DISPOSITIONS TRANSITOIRES

Le premier exercice social commence à la date de la constitution de la société et finira le 31 décembre 2005.

FRAIS

Les parties ont évalué le montant des frais et dépenses, rémunérations et charges, sous quelque forme que ce soit, qui incombent à la société ou qui sont mis à charge à raison de sa constitution à environ EUR 1.500.-.

RESOLUTIONS DE L’ASSOCIE UNIQUE

Et aussitòt l’associé unique, reprsentant l’intégralité du capital social prend les résolutions suivantes:

1)	Le siège social de la Société est ètabli à 63-65 Rue de Merl, L 2146 Luxembourg.

2)	Les personnes suivantes sont nommées gérants pour une durée indéterminèe:

1)	Monsieur John Connaughton, managing director, Bain Capital Partners, né le 16 ao_t 1965, à Milwaukee, Wisconsin, Etats Unis d’Amérique, ayant son addresse professionnelle à 111 Huntington Avenue, 35th Floor, Boston, MA 02199, Etats-Unis d’Amérique;

2)	Monsieur David Burgstahler, managing director, DLJ Merchant Banking Partners, né le 25 ao_t 1968, à Lawrence, Kansas, Etats-Unis d’Amérique, ayant son addresse professionnelle à Eleven Madison Ave, 16th Floor, New York, NY 10010, Etats-Unis d’Amérique;

3)	Monsieur Stephen Murray, Associé, J.P. Morgan Partners, né le 2 ao_t 1962 à Brooklyn, New York, Etats-Unis d’Amérique, ayant son addresse professionnelle à 1221 Avenue of the Americas, 39th Floor, New York, NY 10020, Etats-Unis d’Amérique;

4)	Monsieur Todd Abbrecht, managing director, Thomas H. Lee Partners, né le 24 septembre 1968, à Royal Oak, Michigan, Etats-Unis d’Amérique, ayant son addresse professionnelle à 35th Floor, Boston, MA 02110, Etats-Unis d’Amérique.

Dont acte, passé à Luxembourg, les jours, mois et an qu’en tête des présentes.

Le notaire soussigné qui comprend et parle l’anglais, constate que sur demande du comparant, le présent acte est rédigé en langue anglaise suivi d’une version française; sur demande du même comparant, le texte anglais fera foi en cas de divergences entre les deux.

Et après lecture faite et interprétation donnée au comparant, connu du notaire instrumentaire par son nom, prénom usuel, état et demeure, le comparant a signé le présent acte avec le notaire.

Signé : S. KIRSCH et H. HELLINCKX.

POUR COPIE CONFORME

Mersch, le 24 décembre 2004

Waren Intermediate (Luxembourg) S.à r.l.

Société à responsabilité limitée

L-2133 Luxembourg

63-65, rue de Merl

Résolutions de l’associé unique du 10 janvier 2005 - Numéro

In the year two thousand and five, on the tenth of January.

Before us Maitre Henri Hellinckx, notary, residing in Mersch, Grand Duchy of Luxembourg.

There appeared:

Waren Holdings Company III, a limited company incorporated and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, registered with the Registrar of Companies under number EC 36215, here represented by Ms Florence Bal, maitre en droit, residing in Luxembourg, by virtue of a proxy, given in Boston, Massachusetts, on 7 January 2005, which proxy, after having been signed “ne varietur” by the proxyholder and the undersigned notary, shall remain attached to the present deed in order to be registered therewith.

The appearing party is the sole shareholder of Waren Intermediate (Luxembourg) S.à r.l. (the “Company”), a société à responsabilité limitée having its registered office at 63-65, rue de Meri, L-2146 Luxembourg, not yet registered with the Luxembourg trade and companies’ register, incorporated pursuant to a deed of the undersigned notary, on 23 December 2004, not yet published in the Mémorial C, Recueil des Sociétés et Associations. The articles of incorporation were not modified.

The appearing party representing the entire share capital took the following resolutions:

First resolution

The sole shareholder decides to amend the corporate name of the Company from “Waren Intermediate (Luxembourg) S.à r.l.” to “Warner Chilcott Intermediate (Luxembourg) S.à r.l.”.

Second resolution

As a consequence of the above-mentioned resolution, article 4 of the articles of incorporation of the Company is amended and shall henceforth read as follows:

“Art.4 The Company will assume the name of “Warner Chilcott Intermediate (Luxembourg) S.à r.l.”.”

Whereof the present deed is drawn up in Luxembourg on the day named at the beginning of this document.

The undersigned notary who speaks and understands English, states herewith that the present deed is worded in English, followed by a French version; on request of the appearing person and in case of divergences between the English and the French text, the English version will be prevailing.

The document having been read to the person appearing known to the notary by his name, first name, civil status and residence, this person signed together with the notary the present deed.

Suit la traduction en français du texte qui précède

L’an deux mille cinq, le dix janvier.

Par devant Maître Henri Hellinckx, notaire de résidence à Mersch, Grand-Duché de Luxembourg.

A comparu:

Waren Holdings Company III, une limited company constituée et régie par les lois des Bermudes, ayant son siège social à Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermudes, inscrite au registre des sociétés sous le numéro EC 36215, ici représentée par Mademoiselle Florence Bal, maître en droit, demeurant à Luxembourg, en vertu d’une procuration sous seing privé donnée à Boston, Massachusetts, le 7 janvier 2005. La procuration signée « ne varietur » par la comparante et par le notaire soussigné restera annexée au présent acte pour être soumise avec lui aux formalités de l’enregistrement.

La comparante est l’associé unique de Waren Intermediate (Luxembourg) S.à r.l. (la « Société »), une société à responsabilité limitée ayant son siège social à 63-65, rue de Meri, L-2146 Luxembourg, en cours d’inscription au registre de commerce et des sociétés de Luxembourg, constituée suivant acte du notaire soussigné, en date du 23 décembre 2004, pas encore publié au Mémorial C, Recueil des Sociétés et Associations. Les statuts n’ont pas été modifiés.

La comparante, représentant l’intégralité du capital social, a pris les résolutions suivantes :

Première résolution

L’associé unique décide de modifier la dénomination sociale de la Société de « Waren Intermediate (Luxembourg) S.à r.l. » en « Warner Chilcott Intermediate (Luxembourg) S.à r.l. ».

Seconde résolution

Suite à la résolution ci-dessus, l’article 4 des statuts de la Société est modifié et aura désormais la teneur suivante :

« Art. 4 La Société prend la dénomination de Warner Chilcott Intermediate (Luxembourg) S.à r.l. ». »

DONT ACTE,

Fait et passé à Luxembourg, date qu’en tête les présentes.

Le notaire soussigné qui comprend et parle l’anglais, constate que sur demande de la comparante, le présent acte est rédigé en langue anglaise suivi d’une version française; sur demande de la même comparante et en cas de divergences entre le texte français et le texte anglals, ce dernier fait foi.

Et après lecture faite et interprétation donnée à la comparante, connue du notaire instrumentant par nom, prénom usuel, état et demeure, ladite comparante a signé avec le notaire le présent acte.